Exhibit 99.1

FOR IMMEDIATE RELEASE

Lear Contact:

Mel Stephens

(248) 447-1624

Lear President and CEO Matt Simoncini

Announces Retirement Date

Ray Scott to Succeed Matt as CEO Effective February 28, 2018;

Matt to Remain as an Advisor to Company Through the end of 2018

SOUTHFIELD, Michigan, November 16, 2017 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical systems, today announced that Matt Simoncini has elected to retire as president, CEO and a director of Lear Corporation effective February 28, 2018. Upon Mr. Simoncini’s retirement, Ray Scott (52), executive vice president and president of Seating, will be appointed president and chief executive officer as well as a member of Lear’s Board of Directors. To assist in the transition following Matt Simoncini’s retirement, he has agreed to remain with Lear in an advisory role through the end of 2018.

“Ray is the perfect choice to succeed Matt, having successfully led both of Lear’s business segments. Ray was instrumental in developing Lear’s strategy which has re-focused our E-Systems business for profitable growth and transformed the Seating business into a world leader. The Board looks forward to a very smooth CEO transition, and to continued operational and financial success under Ray’s leadership,” said Henry D. G. Wallace, non-executive chairman.

“Thanks to Matt’s exceptional leadership, the Company has achieved industry-leading financial results and the best total shareholder returns among its peers. He has also assembled the best management team in the industry. In all regards, the Company has never been in a stronger competitive position. On behalf of Lear’s Board of Directors, I want to sincerely thank Matt for his dedicated service,” Wallace continued.

“It has been an honor to serve and lead this great company. I am extremely proud of everything we have accomplished together. Given Ray’s extensive leadership experience and the overall strength of the Lear management team, now is the perfect time to implement our succession plan. I am confident that the Company’s best days are in front of us under Ray’s leadership,” said Matt Simoncini.

“Ray has worked at Lear for 29 years in positions of increasing responsibility, including a tour of duty in Europe (biography and picture are attached). He is passionate about the business and is an inspirational leader. Ray is very knowledgeable about Lear’s global operations, customers, products and employees, and he exemplifies the Company’s core values of integrity, diversity, quality, innovation, operational excellence and customer service. He has successfully led both the Company’s business segments, and has been instrumental in positioning the Company’s product portfolio for long-term success. The Board has full confidence that Ray is ready to assume the role as president and chief executive officer,” added Mr. Wallace.

“Lear is an outstanding company with a history of industry leadership, and I am honored to have been appointed as president and CEO. With a low-cost manufacturing and engineering footprint, unique product capabilities in both segments and significant financial resources, Lear is extremely well positioned for future profitable growth. I look forward to continuing to deliver superior quality and customer service and to sustaining Lear’s positive momentum,” commented Mr. Scott.

Lear Corporation was founded in Detroit in 1917 as American Metal Products. In 2017, the Company is celebrating its 100th year anniversary. Lear is one of the world’s leading suppliers of automotive seating systems and electrical distribution systems (E-Systems). Lear serves every major automaker in the world, and Lear content can be found on more than 400 vehicle nameplates. Lear’s world-class products are designed, engineered and manufactured by a diverse team of approximately 156,000 employees located in 38 countries. Lear currently ranks #151 on the Fortune 500. Lear’s headquarters are in Southfield, Michigan. Further information about Lear is available at lear.com or follow us on Twitter @LearCorporation.

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